Exhibit 99.1

News Release For Immediate Release

BDSI Announces Director Resignations

Donald Ferguson and Alan Pearce Resign so that Company

Can Comply with Nasdaq Independence Rules

Morrisville, North Carolina, September 16, 2005– BioDelivery Sciences International, Inc. (NASDAQ: BDSI, BDSIW) announced today that, effective September 15, 2005, Donald Ferguson and Alan Pearce have resigned from the company’s board of directors. The resignations were undertaken so that BDSI could maintain the independent director requirement for continued listing on the Nasdaq Stock Market.

On September 15, 2005, the company received a written notification from the staff of the Nasdaq Stock Market indicating the staff’s view that Mr. Ferguson is not “independent” under NASD Rule 4200(a)(15) and that, therefore, BDSI’s board of directors was not comprised of a majority of independent directors as required by NASD Rule 4350(c)(1).

As a result of the staff’s determination, Mr. Ferguson and Mr. Pearce, who is not independent, have resigned from the board of directors. BDSI’s board of directors is now comprised on seven members, four of whom are “independent” under NASD rules. BDSI has notified the Nasdaq staff of this action and, as a result, the staff has provided BDSI with a written notification that the company has regained compliance with NASD rules and that this matter is closed.

The company also announced that in their respective resignation letters to BDSI, both Mr. Ferguson and Mr. Pearce indicated that their resignations did not result from any disagreement between them and BDSI, its management or its board of directors.

BioDelivery Sciences International, Inc. is a specialty biopharmaceutical company that is exploiting its licensed and patented drug delivery technologies to develop and commercialize, either on its own or in partnerships with third parties, clinically-significant new formulations of proven therapeutics targeted at “acute” treatment opportunities such as pain, anxiety, nausea and vomiting and infections. The company’s drug delivery technologies include: (i) the patented Bioral® nanocochleate technology, designed for a potentially broad base of applications, and (ii) the patented BEMA™ (transmucosal or mouth) drug delivery technology. The company’s headquarters are located in Morrisville, North Carolina and its principal laboratory is located in Newark, New Jersey.

Note: Except for the historical information contained herein, this press release contains, among other things, certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Such statement may include, without limitation, statements with respect to the Company’s plans, objectives, expectations and intentions and other statements identified by words such as “may”, “could”, “would”, “should”, “believes”, “expects”, “anticipates”, “estimates”, “intends”, “plans” or similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control).

L.G. Zangani, LLC provides financial public relations service to the Company. As such L.G. Zangani, LLC and/or its officers, agents and employees, receives remuneration for public relations and or other services in the form of monies,

capital stock in the Company, warrants or options to purchase capital in the Company.

Contact:

Mark Sirgo, Pharm.D.

President and Chief Executive Officer

BioDelivery Sciences International, Inc.

(919) 653-5160

Leonardo Zangani

Investor Relations

L.G. Zangani LLC

(908) 788-9660